EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors

SMTP, Inc.

We consent to the incorporation by reference in this 8-K/A filing of SMTP, Inc. of our report dated October 14, 2014 on the audited balance sheet of SharpSpring, LLC as of December 31, 2013, and the related statements of operations, members’ equity (deficit), and cash flows for the year then ended and the unaudited balance sheet of SharpSpring, LLC as of June 30, 2014, and the related statements of operations, members’ equity (deficit), and cash flows for the six months ended June 30, 2014 and 2013, which report is incorporated as Exhibit 99.1 in this Current Report on Form 8- K/A of SMTP, Inc.

/s/ McConnell & Jones, LLP

Houston, Texas

October 29, 2014

3040 Post Oak Blvd., Suite 1600

Houston, TX  77056

Phone:  713.968.1600

Fax: 713.968.1601

WWW.MCCONNELLJONES.COM